Exhibit 10.3
TRANSITION AND SEPARATION AGREEMENT

Total Community Options, Inc., d/b/a InnovAge, a Colorado corporation (the “Company”) and Patrick Blair (the “Executive” and, together with the Company, the “Parties”) enter into this AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) dated as of October 31, 2024, effective as of November 4, 2024 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, Employee and the Company are party to that certain Employment Agreement, dated as of March 20, 2023 (the “Employment Agreement”); and

WHEREAS, Employee shall cease to serve as the Company’s Chief Operating Officer (“COO”) and any and all other director or officer roles with the Company on November 4, 2024;

WHEREAS, the Parties desire for Employee to continue to be employed by the Company pursuant to the terms of this Agreement during the Transition Period (as defined below) through the Separation Date (as defined below); and

WHEREAS, the Parties wish to resolve all matters that Employee may have related to Employee’s employment, transition, and the termination of Employee’s employment.

NOW, THEREFORE, in consideration of the promises and the releases, representations, covenants and obligations herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1.Transition Period. Effective as of the Transition Date, the Company and Employee hereby acknowledge and agree that Employee shall cease to serve as the Company’s Chief Operating Officer, and in addition, subject to this Section 1, Employee shall automatically be deemed to have resigned from all of Employee’s positions with the Company and as a director, manager, officer, or any other position with, the Company or any of its subsidiaries or affiliates, and Employee hereby agrees to promptly execute such additional documentation as the Company may request to effectuate the foregoing. During the period commencing on the Transition Date and ending on the Separation Date (as defined below) (the “Transition Period”), Employee shall serve as a Senior Advisor to the Company, reporting directly to the Chief Executive Officer of the Company (the “CEO”), and shall perform such transitional services as may be requested by the CEO, the Company’s incoming Chief Operating Officer and/or the Board of Directors of the Company (the “Board”), including, but not limited to, the service set forth on Exhibit A attached hereto (collectively, the “Transition Services”). During the Transition Period, Employee shall (x) perform the Transition Services to the Company and its subsidiaries and affiliates to the best of Employee’s abilities in a diligent, trustworthy, professional and efficient manner, and shall comply with the Company’s and its subsidiaries’ and affiliates’ applicable policies and procedures in all material respects, and (y) have no authority (and shall not in any manner hold himself or herself out as having any authority or otherwise take any action) to bind the Company or any of its subsidiaries or affiliates to any contract, commitment, or undertaking without the express prior written consent of the CEO and/or the Board. During the Transition Period, subject to Employee’s compliance with the terms and conditions of this Agreement, Employee shall continue to (i) receive Employee’s base salary at the rate in effect as of the date hereof in accordance with Section 4(a) of the Employment Agreement, (ii) be reimbursed for all reasonable and necessary business expenses incurred in connection with the performance of Employee’s duties under this Agreement, in accordance with the Company’s applicable expense reimbursement policies in accordance with Section 5(b) of the Employment Agreement; and (iii) continue to be eligible to participate in the Company’s employee benefit plans or programs on the same basis as other similarly situated employees of the Company in accordance with Section 5(a) of the Employment Agreement, to the extent permitted under the terms of such plans and programs and under applicable law. For the avoidance of doubt, Employee shall not be eligible to receive an annual bonus in respect of the Company’s fiscal year 2025 in accordance with Section 4(b) of the Employment Agreement.

2.Separation from Service. The Company and Employee hereby acknowledge and agree that Employee’s employment with the Company shall terminate on December 31, 2024 (such date, or earlier date, if Employee’s employment is terminated by Employee for any reason or by the Company for Cause (as such term is defined in the Employment Agreement), the “Separation Date”). Effective as of the Separation Date, Employee shall automatically be deemed to have resigned from Employee’s position with the Company as a Senior Advisor, and Employee hereby agrees to promptly execute such additional documentation as the Company may request to effectuate the foregoing. The Separation Date shall be the termination date of Employee’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or any of its subsidiaries or affiliates.

3.Accrued Benefits. Regardless of whether Employee executes this Agreement, Employee will receive the following, payable within thirty (30) days following the Separation Date (or such earlier date as required by applicable law) (i) any base salary earned but not paid through the Separation Date; and (ii) any business expenses incurred by Employee but unreimbursed as of the Separation Date; provided, that such expenses and required substantiation and documentation are submitted no later than one-hundred twenty (120) days following the Separation Date, that such expenses are reimbursable under Company policy; and (iv) all other payments or benefits (which, for the avoidance of doubt, shall not include any severance payments or benefits) required to be paid to Employee pursuant to any employee benefit plans or programs sponsored by or through the Company or any of its affiliates or subsidiaries or by applicable law accrued.

4.COBRA. Employee will receive, under separate cover, information regarding Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act and, if applicable, any state continuation coverage laws (collectively, “COBRA”). Employee acknowledges that Employee should review the COBRA notice and election forms carefully to understand Employee’s rights and obligations to make timely elections, provide timely notification and make timely premium payments.

5.Separation Benefits. In consideration for Employee’s promises and releases contained herein and in the General Release attached hereto as Exhibit B (the “Release”), the provisions of which are hereby fully incorporated herein by reference, and subject to Employee’s (x) continued employment with the Company through the Separation Date in accordance with Section 1 hereof, (y) timely execution, re-execution and non-revocation of the Release in accordance with Sections 13(a) and 13(b) hereof, as applicable, and (z) continued compliance with the terms of this Agreement, including, without limitation, the Restrictive Covenants (as defined below) (collectively, the “Separation Conditions”), Employee shall receive the following separation benefits (collectively, the “Separation Benefits”):

(a)A cash payment equal to $100,000, payable in a lump sum in accordance with the Company’s regularly scheduled payroll practices within sixty (60) days following the Re-Execution Effective Date; and

(b) Subject to Employee’s timely election of continuation coverage under the Company’s health care plan pursuant to COBRA (as defined below), and the eligibility requirements and other terms and conditions of such coverage, continued payment on Employee’s behalf of Employee’s COBRA premiums for a period of six (6) months following the Separation Date, unless Employee becomes employed by another company (and Employee agrees to promptly notify the Company in writing upon commencement of any such employment), and in such instance, future payment for the health insurance premiums will cease (the “COBRA Subsidy”); provided, that notwithstanding the foregoing, in the event the COBRA Subsidy would, in the determination of the Board or its delegate, subject Employee, the Company or any of its affiliates or subsidiaries to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the COBRA Subsidy shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any such adverse consequences under the ACA or Section 105(h).

6.Incentive Equity.

(a)Employee and the Company are party to the following equity award agreements under the InnovAge Holding Corp. 2021 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”) (collectively, the “Award Agreements”): (i) that certain Restricted Stock Unit Notice and Agreement, dated April 17, 2023, pursuant to which Employee was granted 82,143 time-based restricted stock units (“RSUs”); (ii) that certain Restricted Stock Unit Notice and Agreement, dated June 6, 2023, pursuant to which Employee was granted 52,152 time-based RSUs; and (iii) that certain Restricted Stock Unit Notice and Agreement, dated as of June 4, 2024, pursuant to which Employee was granted 86,581 time-based RSUs (the “June 2024 RSU Award Agreement”).

(b)The Company and Employee hereby acknowledge and agree that, notwithstanding anything to the contrary set forth in the Plan or the June 2024 RSU Award Agreement, subject to Employee’s satisfaction of the Separation Conditions, effective as of the Re-Execution Effective Date, 28,860 of the RSUs granted pursuant to the June 2024 RSU Award Agreement will remain outstanding and will fully vest on June 4, 2025, and the remaining 57,721 RSUs granted pursuant to the June 2024 RSU Award Agreement will be automatically and immediately forfeited as of the Separation Date. For the avoidance of doubt, (i) excluding the RSUs granted pursuant to the June 2024 RSU Award Agreement, the outstanding equity awards held by Employee pursuant to the Award Agreements as of the Separation Date shall be treated in accordance with the applicable Award Agreement, and (ii) Employee hereby acknowledges and agrees that Employee has no further rights, payments or benefits under the Plan, the Award Agreements or any other equity-based compensation plans or agreements with the Company or any of its affiliates or subsidiaries.

7.Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. Employee hereby acknowledges and agrees that (a) the acceptance of the Separation Benefits and attendant obligations as described in this Agreement is in consideration of Employee’s promises and undertakings as set forth in this Agreement and the Release, and (b) if (x) the Company discovers grounds constituting Cause existed before Employee’s termination of employment, or (y) Employee violates any of the Separation Conditions or any of the requirements and prohibitions set forth in this Agreement (including, for the avoidance of doubt, any of the Restrictive Covenants), in each case, Employee’s right to receive the Separation Benefits will immediately and automatically cease and become null and void, and any previously paid Separation Benefits shall be required to be repaid to the Company by Employee within thirty (30) days following the date the Company discovers such grounds constitution Cause or the date of such breach, as applicable. Employee hereby acknowledges and agrees that after the Separation Date, Employee is entitled to no other compensation or benefits from the Company, and that Employee shall not be entitled to receive any other payment, benefit, or other form of compensation as a result of Employee’s employment or the cessation thereof, including, but not limited to, wages, deferred compensation, sick time, personal time, vacation, bonuses, expenses, equity interests, severance payments or benefits or payments in lieu of notice pursuant to the Employment Agreement unless otherwise set forth in this Agreement. Employee further acknowledges and agrees that, as of the Separation Date, the Company has satisfied all of their obligations to Employee, including, without limitation, pursuant to the Employment Agreement, other than any executory obligations of the Company as provided herein. For the avoidance of doubt, Employee and the Company hereby acknowledge and agree that Employee shall not be eligible to receive any of the severance payments or benefits contemplated in Sections 6(d) or 6(e) of the Employment Agreement.

8.Continuing Obligations.

(a)             Employee hereby acknowledges and agrees that, as a material inducement for the Company to enter into this Agreement, Employee hereby expressly affirms, acknowledges and agrees to abide by (i) those certain obligations contained in Section 9 of this Agreement, and (ii) any other restrictive covenants to which Employee is subject to or otherwise bound (collectively, the “Restrictive Covenants”), the provisions of which are hereby fully incorporated herein by reference. Employee acknowledges that Employee has read and understands the terms of the Restrictive Covenants, including, specifically, the scope and duration thereof. Employee acknowledges and agrees that the Restrictive Covenants shall survive the Separation Date and shall remain in full force and effect.

(b)            Employee agrees that, both during the Transition Period and at all times after the Separation Date, to the extent permitted by law, Employee shall cooperate fully with the Company in: (i) any internal investigation; (ii) any investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator; or (iii) any other administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration.  Employee’s full cooperation hereunder shall include, but shall not be limited to, (A) making herself available to the Company upon reasonable notice for interviews and factual investigations; (B) appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; (C) volunteering to the Company pertinent information; and (D) turning over all relevant documents which are in or may come into Employee’s possession.  The term “cooperation” does not mean that Employee must provide information that is favorable to the Company, it means only that Employee will provide truthful information within Employee’s knowledge and possession upon request of the Company.  The Company will reimburse Employee for all reasonable and documented business expenses that Employee incurs at the Company’s request to comply with this Section 8(b).  Employee further agrees that, to the extent permitted by law, Employee will notify the Company promptly in the event that Employee is served with a subpoena (other than a subpoena issued by a government agency), or in the event that Employee is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

(c)            The Company hereby acknowledges and agrees that the Company remains bound by the Company’s obligation to indemnify Employee and Employee’s heirs and representatives pursuant to Section 15 of the Employment Agreement, the provisions of which are hereby fully incorporated herein by reference, and such obligation remains in full force and effect in accordance with all of the terms and conditions thereof.

9.Restrictive Covenants.

(a)Confidential Information.

(i)Employee acknowledges that the Company and its affiliates continually develop Confidential Information (as defined below), that Employee will develop Confidential Information for the Company or its affiliates and that Employee learned of Confidential Information during the course of Employee’s employment. Employee agrees that all Confidential Information which Employee creates or to which she has access as a result of Employee’s employment or other associations with the Company or any of its affiliates since the effective date of the Employment Agreement is and shall remain the sole and exclusive property of the Company or its affiliate, as applicable. Employee shall comply with the policies and procedures of the Company and its affiliates for protecting Confidential Information and shall never disclose to any Person (as defined below), except as required by applicable law or for the proper performance of Employee’s duties and responsibilities to the Company and its affiliates), or use for Employee’s own benefit or gain or the benefit or gain of any other Person, any Confidential Information obtained by Employee incident to Employee’s employment or any other association with the Company or any of its affiliates. Employee understands that this restriction shall continue to apply after Employee’s employment terminates, regardless of the reason for such termination. Further, Employee agrees to furnish prompt notice to the Company, to the extent permitted by applicable law, of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and agrees to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure. The confidentiality obligation under this Section 9(a) shall not apply to information that has become generally known through no wrongful act on the part of Employee or any other Person having an obligation of confidentiality to the Company or any of its affiliates. For the avoidance of doubt, Employee acknowledges that nothing contained herein limits, restricts or in any other way affects Employee’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its affiliates that is not generally available to the public, and any and all information, which, if disclosed by the Company or any of its affiliates, would assist in competition against any of them, and includes, without limitation, such information relating to (A) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (B) the Services (as defined below), (C) the costs, sources of supply, financial performance and strategic plans of the Company and its affiliates, (D) the identity and special needs of the patients of the Company and its affiliates and (E) the people and organizations with whom the Company and its affiliates have business relationships and the nature and substance of those relationships, and also includes information that the Company or any of its affiliates has received, or may receive hereafter, belonging to others or that was received by the Company or any of its affiliates with any understanding, express or implied, that it would not be disclosed. For purposes of this Agreement, “Person” means a natural person, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its affiliates. For purposes of this Agreement, “Services” means all services planned, researched, developed, tested, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its affiliates, together with all products provided or otherwise planned by the Company or any of its affiliates, during Employee’s employment.

(ii)All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its affiliates and any copies or derivatives (including, without limitation, electronic), in whole or in part, thereof (the “Documents”), whether or not prepared by Employee, shall be the sole and exclusive property of the Company and its affiliates. Except as necessary for the proper performance of Employee’s regular duties for the Company or as expressly authorized in writing in advance by the Company or its expressly authorized designee, Employee will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. Employee shall safeguard all Documents and shall surrender to the Company, at the time Employee’s employment terminates, or at such earlier time or times as the Company or its designee may specify, all Documents and other property of the Company or any of its Affiliates and all documents, records and files of the customers and other Persons with whom the Company or any of its affiliates does business (collectively, “Third Party Documents” and each individually, a “Third Party Document”) then in Employee’s possession or control and not accessible by the Company; provided, however, that if a Document or Third-Party Document is on electronic media, Employee may, in lieu of surrendering the Document or Third-Party Document, provide a copy to the Company on electronic media and delete and overwrite all other electronic media copies thereof. Employee also agrees that, upon request of any duly authorized officer of the Company, Employee shall disclose all passwords and passcodes necessary or desirable to enable the Company or any of its affiliates or the Persons with whom the Company or any of its affiliates do business to obtain access to the Documents and Third-Party Documents.

(b)Assignment of Rights to Intellectual Property. Employee shall promptly and fully disclose all Intellectual Property (as defined below) to the Company. Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Employee’s full right, title and interest in and to all Intellectual Property. Employee agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Employee will not charge the Company for time spent in complying with these obligations. All copyrightable works that Employee creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. For the avoidance of doubt, Employee’s nondisclosure obligations hereunder shall not apply with respect to information resulting from Employee’s general training, knowledge, skill or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that Employee otherwise has a right to disclose as legally protected conduct. Additionally, any provision in this Agreement interpreted by an arbitrator or, if applicable, court of competent jurisdiction to be a "nondisclosure provision" as defined in and under the Colorado Protecting Opportunities and Workers' Rights Act, Colo. Rev. Stat. § 24-34-407(1)(a) (referred to herein as a "Non-Disclosure Provision"), shall apply equally to Employee and the Company and its affiliates. Nothing in this Section 9(b) or otherwise in this Agreement prohibits or restricts Employee from disclosing the underlying facts about alleged discriminatory or unfair employment practices of the Company or its affiliates to Employee’s immediate family, religious advisor, medical or mental health provider, legal counsel, financial advisor or tax preparer, or as required by law. No Party that makes a material misrepresentation about the other Party may enforce any Non-Disclosure Provision (including under this Section 9(b)) against such other Party, but all remaining terms of this Agreement shall remain enforceable. Employee hereby acknowledges receipt of a separate addendum attached as Exhibit C to this Agreement regarding the Non-Disclosure Provision. For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Employee (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Employee’s employment and during the period of six (6) months immediately following termination of Employee’s employment that relate either to the Services or to any prospective activity of the Company or any of its affiliates or that result from any work performed by Employee for the Company or any of its affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its affiliates.

(c)Restricted Activities. Employee hereby acknowledges and agrees that (1) Employee is an executive of the Company with continual access to the Company’s “Trade Secrets,” defined as the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, improvement, confidential business or financial information, listing of names, addresses, or telephone numbers, or other information relating to the Company which is secret and of value, (2) Employee’s services are of special, unique and extraordinary value to the Company, and Employee’s performance of such services to a competing business may result in irreparable harm to the Company, (3) in the event of Employee’s employment by a competitor, Employee would inevitably use or disclose Company Trade Secrets, (4) Employee has received specialized training from the Company, and (5) the restrictions on Employee’s activities during and after employment with the Company as set forth in Sections 9(c)(i) and (ii) below are necessary to protect the Company’s Trade Secrets and other legitimate protectable business interests of the Company and its affiliates.

(i)Non-Competition. While Employee is employed by the Company and during the one (1)-year period immediately following termination of Employee’s employment with the Company for any reason (the “Restricted Period”), Employee shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, independent contractor, co-venturer or otherwise, whether with or without compensation, compete or assist another Person in competing with the Business (as defined below), or any portion of the Business, in the United States of America (the “Restricted Area”) or undertake any planning for any business competitive with all or a portion of the Business in the Restricted Area to the extent any of the foregoing activities may result in the use, misappropriation, or disclosure of Trade Secrets. Specifically, but without limiting the foregoing, Employee agrees not to work for or provide services to, in any capacity, whether as an employee, independent contractor, consultant, agent, co-venturer, or otherwise, whether with or without compensation, any Person that is engaged in all or any portion of the Business, as conducted or in active planning to be conducted during Employee’s employment with the Company or, with respect to the portion of the Restricted Period that follows the termination of Employee’s employment, at the time Employee’s employment terminates, in the Restricted Area to the extent any of the foregoing activities may result in the use, disclosure, or misappropriation of Trade Secrets. Notwithstanding the foregoing, nothing in this Agreement shall (A) prevent Employee from providing services to a consulting firm that provides services to any business that competes with the Business, (B) preclude Employee from owning up to two percent (2%) of the publicly traded securities of any business, or (C) prevent Employee from providing services to an entity that contains a business that competes with the Business; provided, that, Employee is not responsible for (and does not engage or participate in) the day-to-day management, oversight or supervision of such business; provided, further, that Employee does not have direct supervision over the individual or individuals who are so responsible for such day-to-day management, oversight or supervision. For purposes of this Agreement, “Business” means the business of delivery of services to the frail and elderly population through the operation of PACE Programs.

(ii)Non-Solicitation.

(A)Customer Non-Solicitation. During the Restricted Period, Employee will not, and will not assist any other Person to directly or indirectly, (A) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (B) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply only to the extent Employee’s activities may result in the use, disclosure, or misappropriation of Trade Secrets. Notwithstanding anything in this Section to the contrary, Employee may solicit customers and prospective customers for purposes of providing or selling products or services that do not compete with the Business. For purposes of this Section, the term “customer” shall include without limitation any Company customer, client, supplier, vendor, partner, reseller, service provider, broker, agent or any other material business relation of the Company.

(B)Employee and Independent Contractor Non-Solicitation. During the Restricted Period, Employee will not, and will not assist any other Person to, (A) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (B) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish such independent contractor’s relationship with them. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time within the preceding two (2) years.

(d)Non-Disparagement. Employee hereby agrees that Employee will never disparage or criticize the Company, its affiliates, their business, their management or their products or services, and that Employee will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its affiliates or harm the interests or reputation of the Company or any of its affiliates. The Company has directed the senior officers and directors of the Company and its affiliates not to make or cause to be made any statements that disparage or criticize Employee or Employee’s reputation. Nothing in this Agreement shall prevent Employee from (i) disclosing or discussing discrimination (including harassment occurring between employees or between an employer and an employee) in the workplace, at work-related events coordinated by or through the Company or its affiliates, or off the employment premises, (ii) opposing, disclosing, reporting, or participating in an investigation of sexual harassment, or (iii) speaking with law enforcement, the Equal Employment Opportunity Commission, the state division of human rights, a local commission on human rights or an attorney retained by Employee.

(e)Enforcement of Covenants. Employee acknowledges that Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed upon Employee pursuant to this Section 9. Employee agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its affiliates; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent Employee from obtaining other suitable employment during the period in which Employee is bound by them. Employee further agrees that Employee will never assert, or permit to be asserted on Employee’s behalf, in any forum, any position contrary to the foregoing. Employee further acknowledges that, were Employee to breach any of the covenants contained in this Section 9, the damage to the Company and its affiliates would be irreparable. Employee therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Employee of any of said covenants, without having to post bond. The Parties further agree that, in the event that any provision of this Section 9 shall be determined by any court of competent jurisdiction to be unenforceable, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Employee agrees that the Restricted Period shall be tolled, and shall not run, during any period of time in which Employee is in violation of the terms thereof, in order that the Company and its affiliates shall have all of the agreed-upon temporal protection recited herein. No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of Employee’s employment relationship with the Company, shall operate to extinguish Employee’s obligation to comply with this Section 9. Each of the Company’s affiliates shall have the right to enforce all of Employee’s obligations to that affiliate under this Section 9.

10.No Cooperation with Non-Governmental Third Parties. Employee agrees that, to the maximum extent permitted by law, Employee will not encourage or voluntarily assist or aid in any way any non-governmental attorneys or their clients or individuals acting on their own behalf in making or filing any lawsuits, complaints, or other proceedings against the Company or any other Released Parties (as defined in the Release), and represents that Employee has not previously engaged in any such conduct.

11.Company Property. Employee hereby acknowledges and agrees that Employee has returned, or will return within five (5) business days after the Separation Date, all Company property and non-public, confidential, proprietary and/or trade secret information in Employee’s custody, possession or control, in any form whatsoever, including without limitation, equipment, telephones, smart phones, work-related passwords; PDAs, laptops, credit cards, keys, access cards, identification cards, security devices, network access devices, pagers, confidential or proprietary information, documents, manuals, reports, books, compilations, work product, e-mail messages, recordings, tapes, removable storage devices, hard drives, computers and computer discs, files and data, which Employee prepared or obtained during the course of Employee’s employment with the Company. If Employee discovers any property of the Company or non-public, confidential, proprietary, and/or trade secret information in Employee’s possession after the Separation Date, Employee shall promptly return such property to the Company or, at the instruction of the Company, destroy such property or information.

12.No Admission of Liability; No Prevailing Party. The Parties agree that this Agreement is not to be construed as an admission of any wrongdoing or liability on the part of the Parties under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the Parties. The Parties agree that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render the Parties a prevailing party for any reason, including, but not limited to, an award of attorney’s fees, expenses, or costs under any statute or otherwise.

13.General Release.

(a)Employee hereby acknowledges and agrees that (i) Employee is hereby entering into this Agreement and the Release knowingly and voluntarily, (ii) the Company has advised Employee, and Employee is hereby advised in writing, that Employee should consult with an attorney prior to executing and re-executing this Agreement and the Release, as applicable, (iii) Employee has carefully read and fully understands all of the provisions of this Agreement and the Release, (iv) Employee is entering into this Agreement and the Release knowingly, freely and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing or re-executing, as applicable, and not revoking this Agreement and the Release, (v) Employee has been given at least twenty-one (21) days from receipt of this Agreement and the Release to consider the terms of this Agreement and the Release, and if Employee chooses to execute this Agreement and the Release before this twenty-one (21) day consideration period has elapsed, Employee does so knowingly and voluntarily, (vi) neither the Company nor any of its affiliates or subsidiaries has provided any tax or legal advice regarding this Agreement or the Release, and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement and the Release with full understanding of the tax and legal implications thereof, and (vii) Employee has been advised that Employee has the right to revoke Employee’s execution of this Agreement and the Release for a period of seven (7) days after executing this Agreement and the Release, and if Employee wishes to revoke Employee’s execution of this Agreement and the Release, Employee must do so in a writing, signed by Employee and received by the CEO, no later than the seventh (7th) day of such revocation period. This Agreement and the Release will be effective as of the eighth (8th) day following the date Employee executes this Agreement and the Release (such date, the “Effective Date”), assuming Employee has not delivered revocation pursuant to the foregoing. If Employee does not execute this Agreement and the Release, or if Employee revokes such execution, this Agreement and the Release shall be null and void and neither the Company nor Employee shall have any rights or obligations under it.

(b)The Company’s obligations set forth in this Agreement, including, for the avoidance of doubt, the Separation Benefits, are strictly contingent upon Employee’s re-execution and non-revocation of the Release within twenty-one (21) days following the Separation Date. Upon Employee’s re-execution of the Release (the “Re-Execution Date”), Employee advances to the Re-Execution Date Employee’s release of all Released Claims (as defined in the Release). Employee hereby acknowledges and agrees that Employee has been advised by the Company that Employee has the right to revoke Employee’s re-execution of the Release for a period of seven (7) days after the Re-Execution Date, and if Employee wishes to revoke Employee’s re-execution of the Release, Employee must do so in a writing, signed by Employee and received by the CEO, no later than the seventh (7th) day of such revocation period. If no such revocation occurs, the re-execution of the Release shall become effective on the eighth (8th) day following the Re-Execution Date (such date, the “Re-Execution Effective Date”). If Employee does not re-execute the Release, or if Employee revokes such re-execution, this Agreement and the Release shall be null and void and neither the Company nor Employee shall have any rights or obligations under it, including, for the avoidance of doubt, with respect to the Separation Benefits.

14.Permitted Disclosures. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede Employee (or any other individual) from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by applicable law or legal process, including with respect to possible violations of applicable law; (b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission (“SEC”), the United States Congress and any agency Inspector

General; (c) seeking or receiving any monetary damages, awards or other relief (including, without limitation, accepting any SEC awards) in connection with protected whistleblower activity; or (d) making other disclosures under the whistleblower provisions of applicable federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Employee from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of applicable law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures, and Employee will not be required to notify the Company that such reports or disclosures have been made. Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding so long as Employee files any document containing the trade secret under seal and does not disclose the trade secret to others, except pursuant to court order. Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

15.Withholding. The Company or its applicable affiliate or subsidiary may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes, and any other applicable withholdings. The Company make no representations or warranties with respect to the tax consequences of the payments provided to Employee or made on Employee’s behalf under the terms of this Agreement.

16.Section 409A.

(a)Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and, accordingly, to the maximum extent possible, this Agreement will be interpreted and construed consistent with such intent. Notwithstanding the foregoing, the Company makes no representations that this Agreement or the payments provided under this Agreement complies with or is exempt from the requirements of Section 409A, and in no event whatsoever will the Company or any of its affiliates or subsidiaries, or any of their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A.

(b)Notwithstanding any provision in this Agreement to the contrary, (i) if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (A) the date of Employee’s death or (B) the date that is six (6) months after the Separation Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date; and (ii) to the extent any payment hereunder constitutes “nonqualified deferred compensation” within the meaning of Section 409A, then each such payment which is conditioned upon Employee’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year shall be paid or provided in the later of the two taxable years.

(c)For purposes of Section 409A, Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d)To the extent that reimbursements or other in-kind benefits hereunder constitute “nonqualified deferred compensation” subject to Section 409A, (x) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (y) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e)Notwithstanding any provision of this Agreement to the contrary, in no event will any payment or benefit hereunder that constitutes “deferred compensation” subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(f)A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “deferred compensation” subject to Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision, all references in this Agreement to Employee’s “termination”, “termination of employment” or like terms will mean Employee’s “separation from service” with the Company, and the date of such separation from service will be the date of termination for purposes of any such payment or benefit.

17.Successors and Assigns; Third-Party Beneficiaries. The Parties agree that this Agreement shall inure to the benefit of the personal representatives, heirs, executors, and administrators of Employee. This Agreement may not be assigned by Employee. The Company may freely assign all rights and obligations of this Agreement to any of its affiliates or subsidiaries, or to any successor (including to a purchaser of assets). The Released Parties are expressly intended to be third-party beneficiaries of this Agreement and it may be enforced by each of them.

18.No Oral Modifications. This Agreement shall not be modified except in writing signed by Employee and an authorized officer of the Company.

19.Severability. If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

20.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An originally executed version of this Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature. In addition, an originally executed version of this Agreement that is delivered via facsimile by one party to the other party as evidence of signature shall, for all purposes hereof, be deemed an original.

21.Governing Law; Jurisdiction. The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the Colorado, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The Parties agree that any action between Employee and the Company shall be resolved exclusively in a federal or state court in Colorado, and the Company and Employee hereby consent to such jurisdiction and waive any objection to the jurisdiction of any such court.

22.Entire Agreement. This Agreement, together with the attached Exhibits, constitutes the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, negotiations, commitments, obligations and/or agreements, whether written or oral, between the Parties with respect thereto, including, for the avoidance of doubt, the Employment Agreement, except as expressly set forth herein. The Parties represent that, in executing this Agreement, each Party has not relied upon any representation or statement made by the other Party, other than those set forth in this Agreement, with regard to the subject matter, basis, or effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the below-indicated date(s).

TOTAL COMMUNITY OPTIONS, INC. D/B/A INNOVAGE

_/s/ Patrick Blair_____________________________
By: Patrick Blair
Title: Chief Executive Officer

Dated: _11/1/2024__________________________________

EMPLOYEE:

/s/ Christine Bent
Christine Bent

Dated: 10/31/24

NOT TO BE RE-EXECUTED PRIOR TO THE SEPARATION DATE:

EMPLOYEE:

Christine Bent

Dated: ___________________________________
[Signature Page to Transition and Separation Agreement]

Exhibit A

Transition Services

During the Transition Period, Employee will provide the following services to the Company on a full-time basis:

1.CMS and State Audits
•Continue partnering with compliance and clinical teams to respond to follow-up requests.
•Additional Action: Ensure the new COO is fully briefed on the audit history, typical issues, and key contacts in compliance and clinical.

2.Milestones for OVIs
•Oversee the transportation initiative, participant touchpoint optimization strategy, disenrollment reduction plan, and optimization of medical records and scheduling.
•Additional Action: Provide detailed handover documents on these initiatives, including status updates, challenges, and timelines. Ensure the new COO is introduced to key stakeholders and project owners.

3.San Bernardino and Pennsylvania Turnaround Plan
•Drive the turnaround plan alongside key ELT members.
•Additional Action: Create a clear roadmap for this plan, noting immediate priorities and long-term goals. Include a progress report and any ongoing challenges that require attention post-transition.

4.Orders Lifecycle
•Hire the quality analyst and deliver the pizza tracker.
•Additional Action: Provide a detailed project overview, including KPIs to monitor post-launch. Ensure the new COO understands the technology stack involved and the goals of these initiatives.

5.Knowledge Transfer and Onboarding:
•Facilitate a formal knowledge transfer process, scheduling key handover meetings with internal teams and external partners.
•Action: Organize shadowing sessions or deep-dive briefings with the new COO to ensure they're familiar with team dynamics, processes, and priorities. Provide a comprehensive document outlining all ongoing initiatives and relevant operational insights.

6.Relationship Management:
•Ensure the new COO is introduced to critical internal and external stakeholders (e.g., vendors, external auditors, key clients).
•Action: Draft a stakeholder map with context on each relationship, outlining any sensitive partnerships or key discussions.

7.Strategy Alignment and Goals Handover:
•Help the new COO understand InnovAge's strategic goals and their alignment with current initiatives.
•Action: Provide insight into the next year's operating plan, highlighting ongoing projects that align with corporate goals.

Exhibit B

General Release Agreement

Reference within this General Release (“General Release”) is hereby made to that certain Transition and Separation Agreement, with an effective date of November 4, 2024, by and between Christine Bent and Total Community Options, Inc., dba InnovAge, a Colorado corporation (“Employer”, and such agreement, the “Separation Agreement”), and that certain Employment Agreement, dated as of March 20, 2023, by and between Employer and Christine Bent (the “Employment Agreement”). I, Christine Bent, do hereby release and forever discharge Employer, its subsidiaries and affiliates and all of their respective past, present, and future shareholders, directors, officers, employee benefit plans, administrators, trustees, agents, representatives, employees, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any benefits provided to me under Sections 5 and 6 of the Separation Agreement represent consideration for signing this General Release, and are not salary, wages, or benefits to which I was already entitled. I understand and agree that I will not receive the benefits specified in Sections 5 and 6 of the Separation Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. In signing this General Release, I also acknowledge and represent that I have received all payments and benefits that I am otherwise entitled to receive (as of the date hereof) by virtue of my employment with Employer, including pay for all work I have performed for Employer through the date hereof (to the extent not previously paid) and pay, at my final base rate of pay, for any vacation time I earned but have not used as of the date hereof.

2.
Except as provided in Sections 4 and 8 of this General Release, and except for the provisions of the Employment Agreement which expressly survive the termination of the Employment Agreement, I knowingly and voluntarily (for myself, my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me) release and forever discharge the Released Parties from any and all claims, suits, controversies, actions, causes of action, rights and claims, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages and compensation, claims for costs and attorneys’ fees, or liabilities of any kind and nature whatsoever, whether in law or in equity, both past and present, and whether now known or unknown, suspected or unsuspected, contingent, claimed or otherwise, which I now have or ever have had against any of the Released Parties in any way related to, arising out of, or connected with my employment and/or other relationship with, or my separation or termination from, Employer or any of its affiliates or subsidiaries, or pursuant to the United States and Colorado Constitutions, the Colorado Workplace Accommodation for Nursing Mothers Act, the Colorado Anti-Discrimination Act, the Colorado Wage Claim Act, the Colorado Healthy Families and Workplace Act, and Colorado Labor Laws; claims based on any federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the National Labor Relations Act, the Fair Labor Standards Act, the Equal Pay Act, the Labor Management Relations Act, the Employee Retirement Income Security Act, and the Family Medical Leave Act the Fair Labor Standards Act; or their state or local counterparts; the wage and hour, wage payment and fair employment practices law of the state or states in which I have provided services to Employer or any of its affiliates or subsidiaries (each as amended from time to time) or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of Employer; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing are collectively referred to herein as “Released Claims”), and I hereby waive all such Released Claims. I understand that nothing contained in this General Release shall be construed to limit, restrict, or in any other way affect my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning non-privileged matters relevant to the governmental agency or entity. Further, nothing in this General Release waives any claims that accrue after the date I sign this General Release, or any rights that cannot be waived by law.

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by Section 2 of this General Release.

4.	I agree that this General Release does not waive or release any rights or claims that I may have that arise after the date I execute this General Release, including any such claims under the Age Discrimination in Employment Act of 1967. This General Release also does not waive any Released Claims for any vested pension benefits (if any), or for indemnification under Section 8(c) of the Separation Agreement or Employer’s D&O Policy, by-laws, certificate of incorporation or other governing documents, or rights as an equity holder or under any equity-based award.

5.
Except as provided in Sections 4 and 8 of this General Release, I agree that I am waiving all rights to sue or obtain equitable, remedial, or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief in relation to the Released Claims. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right (i) as set forth in Sections 4 and 8 of this General Release or (ii) that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however that I disclaim and waive, to the extent permitted by law, any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, filed by me or by anyone else on my behalf.

6.
I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Released Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Released Claims), if any, as well as those relating to any other Released Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver, Employer would not have agreed to the terms of the Separation Agreement. I further agree that in the event I should bring a Released Claim seeking damages against Employer and/or any other Released Party waived in the General Release, or in the event I should seek to recover against Employer and/or any other Released Party related to any Released Claim brought by a governmental agency on my behalf (except where such waivers are prohibited by law), this General Release shall serve as a complete defense to such Released Claims. I further agree that I am not aware of any pending charge or complaint alleging a violation of any Released Claim as of the date I sign this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by Employer, any Released Party, or myself of any improper or unlawful conduct. Rather, this General Release expresses the intention of the parties to resolve all issues and other claims related to or arising out of my employment by and termination from Employer.

8.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect any rights or claims arising out of any breach by Employer of the Separation Agreement after the date hereof which are not subject to this General Release.

9.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.
I acknowledge that I will continue to be bound by my obligations under the Separation Agreement and under the Employment Agreement that survive the termination of my employment by the terms thereof or by necessary implication, including without limitation my obligations under Sections 8 and 9 of the Separation Agreement (all of the foregoing obligations, collectively, the “Continuing Obligations”). I further acknowledge that the obligation of Employer to make payments to me or on my behalf under Sections 5 or 6 of the Separation Agreement, and my right to retain the same, are expressly conditioned upon my continued full performance of my obligations hereunder and of the Continuing Obligations.

11.
In accordance with C.R.S. § 24–34–407(1), however, nothing in this Paragraph 5 precludes or restrains, or is intended to preclude or restrain Plaintiff from: (1) disclosing, discussing, either orally or in writing, any underlying facts of any alleged discriminatory or unfair employment practice; (2) disclosing the existence and terms of this Agreement to Plaintiff’s immediate family members, religious advisors, medical or mental health providers, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer; (3) disclosing the existence and terms of this Agreement to any local, state, or federal government agency for any reason, including disclosing the existence and terms of a settlement agreement, without first notifying Defendant Utility Notification Center and Defendant Pascal; (4) disclosing the existence and terms of this Agreement in response to any legal process, such as a subpoena to testify at a deposition or in court, without first notifying the Defendant Utility Notification Center and Defendant Pascal; and (5) disclosing the existence and terms of this Agreement for all other purposes as required by law. The disclosure of the underlying facts of any alleged discriminatory or unfair employment practice within the parameters set forth herein does not constitute disparagement. If Defendants disparage Plaintiff to a third party, Defendants may not seek to enforce the non-disparagement or nondisclosure provisions of the Agreement or seek damages against Plaintiff for violating these provisions, but all other terms of this Agreement remain enforceable. The parties will execute as part of this Agreement an addendum attesting to the compliance of C.R.S. § 24–34–407(1).

12.	This General Release creates legally binding obligations, and Employer therefore advises you to consult and attorney before you sign this General Release.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO SIGN THIS GENERAL RELEASE AGREEMENT. I FURTHER ACKNOWLEDGE I HAVE BEEN PAID ANY AND ALL WAGES, COMPENSATION, BONUSES, COMMISSIONS, PAID VACATION TIME, PAID TIME OFF, AND OTHER REMUNERATION DUE TO ME UNDER COLORADO, FEDERAL, STATE, OR LOCAL LAW;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE HAD AN OPPPORTUNITY TO DO SO;

5.	I ACKNOWLEDGE I MAY NOT SIGN THIS GENERAL RELEASE BEFORE THE SEPARATION DATE;

6.
I HAVE BEEN GIVEN ALL TIME PERIODS REQUIRED BY LAW TO CONSIDER THIS GENERAL RELEASE (INCLUDING, BUT NOT LIMITED TO, THE TIME PERIODS REQUIRED UNDER THE AGE DISCRIMINATION AND EMPLOYMENT ACT, AS AMENDED) AS SET FORTH IN SECTION 13 OF THE SEPARATION AGREEMENT (THE “CONSIDERATION PERIOD”) TO CONSIDER ITS TERMS AND TO CONSULT WITH AN ATTORNEY, IF I WISHED TO DO SO, OR TO CONSULT WITH ANY OF THE OTHER PERSONS DESCRIBED IN SECTION 11 OF THIS GENERAL RELEASE AND (A) THE CHANGES MADE TO THIS RELEASE DURING SUCH CONSIDERATION PERIOD EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED CONSIDERATION PERIOD AND (B) MY EXECUTION OF THIS RELEASE PRIOR TO THE EXPIRATION OF THE CONSIDERATION PERIOD SHALL REPRESENT MY KNOWING WAIVER OF THE REMAINDER OF SUCH CONSIDERATION PERIOD;

7.
I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT (AND IF I INTEND TO REVOKE MY SIGNATURE I MUST DO SO VIA EMAIL TO THE CHIEF EXECUTIVE OFFICER OF EMPLOYER PRIOR TO THE END OF THE SEVEN-DAY REVOCATION PERIOD) AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED, PROVIDED I HAVE NOT REVOKED MY ACCEPTANCE;

8.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH A FULL UNDERSTANDING OF ITS TERMS AND WITH THE OPPORTUNITY TO SEEK ADVICE OF COUNSEL;

9.	I HAVE NOT RELIED ON ANY PROMISES OR REPRESENTATIONS, EXPRESS OR IMPLIED, THAT ARE NOT SET FORTH EXPRESSLY IN THIS GENERAL RELEASE; AND

10.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED, OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF EMPLOYER AND BY ME.

Date: _____________________

Name: Christine Bent

Signature: _________________________________

EXHIBIT C
Addendum Required by C.R.S. § 24-34-407 (1)(a)(II)

By signing below, the Parties acknowledge and agree that this Agreement is compliant with the Colorado Protecting Opportunities and Workers’ Rights Act, specifically, Colo. Rev. Stat. § 24-34-407(1).

IN WITNESS WHEREOF, the undersigned have executed this Exhibit C as of the date set forth below.

DATED: ________________             By:______________________________________
                         Christine Bent

DATED: ________________            By: _____________________________________
Total Community Options, Inc. d/b/a InnovAge